EXHIBIT 10.1

ASSET PURCHASE AGREEMENT

dated as of May 9, 2007
by and among

ICU MEDICAL, INC.
("Buyer")
and

SPECTRX, INC.,
STERLING MEDIVATIONS, INC.
(collectively, "Sellers")

ARTICLE 1 Definitions
Section 1.01. Definitions
Section 1.02. Other Definitional and Interpretative Provisions
ARTICLE 2 Purchase and Sale
Section 2.01. Purchase and Sale of Assets
Section 2.02. Excluded Assets
Section 2.03. Assumed Liabilities
Section 2.04. Excluded Liabilities
Section 2.05. Purchase Price
Section 2.06. Additional Payments
Section 2.07. Closing
ARTICLE 3 Representations and Warranties of Seller
Section 3.01. Existence and Power
Section 3.02. Corporate Authorization
Section 3.03. Governmental Authorization
Section 3.04. Noncontravention
Section 3.05. Consents
Section 3.06. Ownership; Liens
Section 3.07. Geographic Location
Section 3.08. Financial Statements
Section 3.09. Compliance with GAAP, etc
Section 3.10. Absence of Certain Changes
Section 3.11. Industry News; Competitor Actions
Section 3.12. SimpleChoice Products
Section 3.13. Quality of SimpleChoice Products
Section 3.14. Contracts
Section 3.15. Litigation
Section 3.16. Compliance with Laws and Court Orders; Regulatory Approvals
Section 3.17. Real Property
Section 3.18. Intellectual Property
Section 3.19. Environmental Matters
Section 3.20. Finders' Fees
Section 3.21. Insurance
Section 3.22. Customers
Section 3.23. Amended and Restated Loan Agreement
ARTICLE 4 Representations and Warranties of Buyer
Section 4.01. Existence and Power
Section 4.02. Authorization
Section 4.03. Governmental Authorization
Section 4.04. Noncontravention
Section 4.05. Litigation
Section 4.06. Finders' Fees
ARTICLE 5 Covenants
Section 5.01. Closing
Section 5.02. Notices and Consents
Section 5.03. Release of Liens
Section 5.04. Transfer/Withdrawal of 510(k)s
Section 5.05. Accounts Receivable
Section 5.06. Equipment and Tooling Deliverables
Section 5.07. Inventory
Section 5.08. Expenses
Section 5.09. Confidentiality
Section 5.10. Publicity
Section 5.11. Noncompetition and Nonsolicitation
Section 5.12. Further Assurances
ARTICLE 6 Tax Matters
Section 6.01. Tax Definitions
Section 6.02. Tax Matters
ARTICLE 7 Survival; Indemnification
Section 7.01. Indemnification
Section 7.02. Time for Claims
Section 7.03. Limits on Amounts of Claims
Section 7.04. Third Party Claims
Section 7.05. Adjustments to Losses
Section 7.06. Mitigation
Section 7.07. Payment of Escrow Amount
Section 7.08. Exclusive Remedy
ARTICLE 8 Miscellaneous
Section 8.01. Notices
Section 8.02. Amendments and Waivers
Section 8.03. Successors and Assigns
Section 8.04. Governing Law
Section 8.05. Jurisdiction; Venue
Section 8.06. Counterparts; Effectiveness; Third Party Beneficiaries
Section 8.07. Entire Agreement
Section 8.08. Severability
Section 8.09. No Merger or Continuation of SimpleChoice Business

EXHIBIT A	Form of Assumption Agreement
EXHIBIT B	Form of Bill of Sale
EXHIBIT C	Form of Assignment of Domain Name
EXHIBIT D	Form of Escrow Agreement
EXHIBIT E	Forms of Intellectual Property Assignments
EXHIBIT F	Form of Non-Compete Agreements
EXHIBIT G	Form of 510(k) Transfer Document and Letter to the FDA
EXHIBIT H	Form of 510(k) Withdrawal Letter

ASSET PURCHASE AGREEMENT

This Agreement ("Agreement"), dated as of May 9, 2007 (the "Effective Date") is by and among ICU Medical, Inc., a Delaware corporation ("Buyer"), SpectRx, Inc., a Delaware corporation ("SpectRx"), and Sterling Medivations, Inc. ("Sterling"), a Delaware corporation. SpectRx and Sterling are sometimes referred to herein individually as a "Seller" and collectively as the "Sellers." Sellers and Buyer may each be referred to herein individually as a "Party" and collectively as the "Parties."

W I T N E S S E T H :

WHEREAS, Sellers hold assets relating to the SimpleChoice Business; and

WHEREAS, Sellers desire to sell, and Buyer desires to purchase, certain assets and certain specified obligations of the SimpleChoice Business on the terms and conditions set forth in this Agreement.

NOW THEREFORE, the parties hereto agree as follows:

ARTICLE 1
Definitions

Section 1.01. Definitions. The following words and phrases, when used herein, shall have the meanings set forth or referenced below:

"2001 Agreement" means the Agreement and Plan of Merger between SpectRx, Inc., SM Merger Sub, Inc., and Sterling Medivations, Inc. dated December 31, 2001.

"2001 Transaction" means the transactions contemplated by the 2001 Agreement.

"510(k)s" shall have the meaning set forth in Section 3.13(d).

"302 Patent" shall have the meaning set forth in Section 2.06(b).

"'302 Payments" shall have the meaning set forth in Section 2.06(b).

"674 Patent" shall have the meaning set forth in Section 2.06(a).

"674 Payments" shall have the meaning set forth in Section 2.06(a).

"Affiliate" means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person. For purposes of this definition, "control" as applied to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract, or otherwise.

"Amended and Restated Loan Agreement" means that Amended and Restated Loan Agreement dated March 1, 2007 by and among by and among SpectRx, Michael James, as Agent, and the persons listed as Noteholders in the signature page thereto, as amended by that First Amendment to the Amended and Restated Loan Agreement dated March 12, 2007 and the Second Amendment to the Amended and Restated Loan Agreement dated May 9, 2007.

"Assumed Liabilities" are defined in Section 2.03.

"Assumption Agreement" means the Assumption Agreement to be executed and delivered by Sellers and Buyer on the Closing Date in the form attached hereto as Exhibit A.

"Audit Rights" shall mean the rights of a Party (herein, the "auditing party"), to use, at its option, its own personnel or representatives or agents to inspect, during normal business hours and upon at least ten (10) Business Days' notice to the other Party and its Affiliates (herein, the "audited party"), the applicable books and records of the audited party to determine the accuracy of its calculations or compliance with specific provisions of this Agreement that provide for such rights. In the event of a dispute, the auditing party may select an independent certified public accountant reasonably acceptable to the audited party to audit and inspect the applicable books and records and resolve such dispute. The audited party shall cooperate in the performance of such audit and inspection. The determination of the accounting firm shall be binding upon the parties. If, pursuant to the foregoing right to audit and inspect, the auditing party causes an audit and inspection to be instituted that thereafter discloses a deficiency between the amount paid to the auditing party and the amount determined to be owed to auditing party, then the audited party shall be responsible for payment of the deficiency within five (5) Business Days after the completion of the audit. Additionally, the costs and expenses of such audit and inspection shall be paid by the audited party if a deficiency which is more than the greater of $25,000 or five percent (5%) is determined to exist.

"Bill of Sale" means the Bill of Sale to be executed and delivered by Sellers on the Closing Date in the form attached hereto as Exhibit B.

"Business Day" means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

"Business Intellectual Property" means all technology, inventions, engineering and technical documentation, patents, Know-How, trademarks, domain names, trade secrets, copyrights, customer information, product designs under development, and all pending and issued applications and grants related to any of the foregoing, and all divisionals, continuations, extensions, reissues, and reexaminations thereof, including but not limited to the items listed in Schedule 3.18, which are owned by a Seller or Sellers or any Affiliates (other than Affiliates who are individuals) thereof and which are related to the SimpleChoice Business, and all Sellers' rights to intellectual property owned by a Third Party related to the SimpleChoice Business and licensed or sublicensed to a Seller or Sellers or any Affiliates (other than Affiliates who are individuals) in each case existing as of or before the Closing Date.

"Buyer" means ICU Medical, Inc., a Delaware corporation.

"Buyer Indemnified Person" is defined in Section 7.01.

"Closing" is defined in Section 2.07.

"Closing Date" means the date of the Closing.

"Closing Payment" is defined in Section 2.05.

"CGMPs" shall mean all current good manufacturing practices and quality systems regulations promulgated by any applicable Governmental Authority in a country in which the applicable SimpleChoice Product is sold, to the extent applicable to such SimpleChoice Product, including those promulgated by the FDA under 21 C.F.R. Part 820.

"Confidential Information" shall mean (i) any and all technical data, information, materials, trade secrets and other Know-How or intellectual property currently held by, on behalf of, or derived either directly or indirectly from either Party or its Affiliates, which relates to a product, its development, manufacture, promotion, marketing, distribution, sale or use, (ii) any and all financial data and information relating to the business of either of the Parties or of their Affiliates, which a Party or its Affiliates discloses to the other Party or its Affiliates, and (iii) the Specifications and all amendments thereto, in each case existing as of or before the Closing Date. Notwithstanding the foregoing, the information described above shall not be "Confidential Information" if it:

(a) is known to the receiving Party or any of its Affiliates at the time of the disclosure, as evidenced by written records;

(b) is disclosed to the receiving Party or any of its Affiliates by a Third Party not bound by a confidentiality or similar agreement to hold such information in confidence;

(c) becomes patented, published or otherwise part of the public domain through no fault of the receiving Party or any of its Affiliates;

(d) is independently developed by or for the receiving Party or any of its Affiliates without use of Confidential Information, as evidenced by written records; or

(e) is required by applicable laws to be disclosed; provided, however, that no disclosure shall be made by a Party pursuant to this clause unless prior notice is given to the other Party and such other Party has a reasonable opportunity to limit such disclosure or take appropriate protective precautions relating to such disclosure.

"Consents" are defined in Section 3.05.

"Contracts" are the Contractual Obligations listed on Schedule 3.14.

"Contractual Obligations" means, with respect to any Person, any contract, agreement, deed, mortgage, lease, license or other document or instrument (including any document or instrument evidencing or otherwise relating to any Debt) to which or by which such Person is a party or otherwise subject or bound or to which or by which any property, business, operation or right of such Person is subject or bound.

"Covered '302 Products" shall have the meaning set forth in Section 2.06(c).

"Covered "674 Products" shall have the meaning set forth in Section 2.06(a).

"Debt" means, with respect to any Person, all obligations (including all obligations in respect of principal, accrued interest, penalties, fees and premiums) of such Person (a) for borrowed money (including overdraft facilities), (b) evidenced by notes, bonds, debentures or similar Contractual Obligations, (c) for the deferred purchase price of property, goods or services (including trade payables or accruals incurred in the Ordinary Course of Business), (d) under capital leases (in accordance with GAAP), (e) in respect of letters of credit and bankers' acceptances, (f) for Contractual Obligations relating to interest rate protection, swap agreements and collar agreements and (g) in the nature of guarantees of the obligations described in clauses (a) through (f) above of any other Person.

"Domain Name Assignment" means the Domain Name Assignment by and between Buyer and Sellers, dated as of the Closing Date in the form attached hereto as Exhibit C.

"Environmental, Health and Safety Requirements" means all federal, state, local and foreign statutes, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substance or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum, SimpleChoice Products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation (whether in solid or liquid form or in the form of a gas or vapor).

"Equipment" is as defined in Section 5.06.

"Equipment Delivery Period" is as defined in Section 5.06.

"Escrow Agent" means the escrow agent under the Escrow Agreement, as selected by mutual agreement of Buyer and Sellers.

"Escrow Agreement" means the Escrow Agreement by and among Buyer, Sellers and the Escrow Agent, dated as of the Closing Date in the form attached hereto as Exhibit D.

"Escrow Amount" is defined in Section 5.06.

"Excluded Assets" are defined in Section 2.02.

"Excluded Liabilities" are defined in Section 2.04.

"FDA" means the United States Food and Drug Administration, and any successor agency thereto.

"FDC Act" means the United States Food, Drug and Cosmetics Act, as amended, and all regulations promulgated thereunder.

"Financials" are defined in Section 3.08.

"GAAP" means generally accepted accounting principles in the United States, as in effect from time to time.

"Governmental Authority" means any United States federal, state or local or any foreign government, or political subdivision thereof, or any multinational organization or authority or any United States federal, state, local or foreign authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, or any United States federal, state, local or foreign court or tribunal (or any department, bureau or division thereof), arbitrator or arbitral body, and including any authority or agency charged with issuing approvals, licenses, registrations or authorizations necessary for the manufacture, use, storage, import, export, transport, marketing, promotion or selling of any SimpleChoice Product in a country.

"Indemnified Party" is defined in Section 7.02.

"Indemnifying Party" is defined in Section 7.02.

"Insurance Excess" is defined in Section 7.05(a).

"Interim Financials" is defined in Section 3.08(b).

"Intellectual Property Assignments" means the Intellectual Property Assignments by and between Buyer and Sellers, dated as of the Closing Date in the form attached hereto as Exhibit E.

"Knowledge" means the actual knowledge of any of the individuals listed on Schedule 1.01(a).

"Know-How" means all know-how, specifications, processes, procedures, instructions, methods, formulae, designs, plans, and any similar items that are owned or held by a Seller or Sellers and related to the products of the SimpleChoice Business, in each case in tangible form and existing as of or before the Closing Date.

"Legal Requirements" mean any United States federal, state or local law, statute, standard, ordinance, code, rule, regulation, resolution or promulgation, or any Governmental Order, or any license, franchise, permit or similar right granted under any of the foregoing, or any similar provision having the force or effect of law.

"Liability" means, with respect to any Person, any liability or obligation of such Person whether known or unknown, whether asserted or unasserted, whether determined, determinable or otherwise, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, whether incurred or consequential, whether due or to become due and whether or not required under GAAP to be accrued on the financial statements of such Person.

"Lien" or "Liens" means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, community or other marital property interest, equitable interest, license, option, right of way, easement, encroachment, servitude, right of first offer or first refusal, buy/sell agreement or other encumbrance with respect to the use, construction, voting (in the case of any security or equity interest), transfer, receipt of income or exercise of any other attribute of ownership in respect of such property or asset.

"Losses" is defined in Section 7.01.

"Material Adverse Effect" means a material adverse effect on the business, assets or results of operations of the SimpleChoice Business.

"Most Recent Balance Sheet" is defined in Section 3.08(a).

"Most Recent Balance Sheet Date" is defined in Section 3.08(a).

"Noncompete Agreements" means, collectively, the noncompete agreements, by and between SpectRx and each of Mark Samuels, Walter Pavlicek, Michael Axlerod, Rick Fowler, Erica Eckler Marshall, Alan Bomford, Jeff Allen and William Arthur, dated the Closing Date, each in the form attached as Exhibit F.

"Ordinary Course of Business" means an action taken by any Person in the ordinary course of such Person's business which is consistent with the past practices of such Person.

"Organizational Documents" means, with respect to any Person (other than an individual), (a) the certificate or articles of incorporation or organization and any joint venture, limited liability company, operating or partnership agreement and other similar documents adopted or filed in connection with the creation, formation or organization of such Person and (b) all by-laws, voting agreements and similar documents, instruments or agreements relating to the organization or governance of such Person, in each case, as amended or supplemented.

"Permitted Liens" are the Liens set forth in Schedule 3.06 that have specifically been accepted by Buyer.

"Person" means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

"Personnel" means any employee, consultant, independent contractor or inventor of Sellers who is identified on Schedule 2.01(h) and/or is an inventor on a patent included in the Business Intellectual Property and worked with the SimpleChoice Business as of or before March 12, 2007.

"Personnel Agreements" means the confidentiality, proprietary rights, assignment of inventions, noncompetition and/or nonsolicitation agreements between a Seller and any Personnel, including without limitation, the Noncompete Agreements.

"Purchased Assets" are defined in Section 2.01.

"Real Property" is defined in Section 3.17.

"Regulatory Approvals" means all necessary and appropriate regulatory licenses, permits, consents, approvals, certificates, listings, qualifications, registrations or other authorizations from the applicable Governmental Authority to manufacture, use, store, import, export, transport, to promote, manufacture, market and sell any SimpleChoice Product in a country, and any renewals of or other documentation related to the foregoing.

"Reimbursement Excess" is defined in Section 7.05(b).

"Representatives" means, with respect to any Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants and financial advisors.

"Schedules" means collectively, all of the Schedules in this Agreement.

"SimpleChoice Business" means all the business and related assets of Sterling, and all other business and related tangible assets of SpectRx, including its Subsidiaries and Affiliates, in the field of subcutaneous fluid delivery. For the avoidance of doubt, the Parties agree that "SimpleChoice Business" does not include any business, items or assets (whether tangible or intangible) related to any thermal ablation or thermal poration.

"SimpleChoice Products" means products set forth on Schedule 1.01(b).

"Seller" or "Sellers" is as defined in the Recitals to this Agreement.

"Specifications" means those SimpleChoice Product formulations, standards, requirements and manufacturing, labeling, packaging and performance specifications for the SimpleChoice Products as determined by Sellers and in effect at the time of last manufacture of the SimpleChoice Products.

"SpectRx" is as defined in the Recitals of this Agreement.

"Sterling" is as defined in the Recitals of this Agreement.

"Subsidiary" or "Subsidiaries" means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person.

"Third Party" shall mean any Person other than the Parties and their Affiliates.

"Third Party Claim" is defined in Section 7.04.

"Transaction Documents" means, collectively, this Agreement, the Assumption Agreement, the Bill of Sale, the Intellectual Property Assignments, the Domain Name Assignment, the Escrow Agreement and all other agreements and documents contemplated by this Agreement.

"Undelivered Equipment" is as defined in Section 5.06.

"Unelected Equipment" is as defined in Section 5.06.

"Year End Financials" are defined in Section 3.08(a).

Section 1.02. Other Definitional and Interpretative Provisions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All references to "$" or "Dollars" shall be to United States dollars and all references to "days" shall be to calendar days unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation", whether or not they are in fact followed by those words or words of like import. References to any Person include the successors and permitted assigns of that Person.

ARTICLE 2
Purchase and Sale

Section 2.01. Purchase and Sale of Assets. Sellers hereby sell and transfer to the Buyer, and the Buyer hereby purchases from the Sellers, subject to the exclusions contained in Section 2.02 and subject to the other terms and conditions contained herein, all of Sellers' (including all rights of their Affiliates) right, title and interest in and to the following assets, properties and rights (collectively, the "Purchased Assets") free and clear of any Liens and Liabilities, other than Permitted Liens and Assumed Liabilities:

(a) all machinery and equipment set forth on Schedule 2.01(a);

(b) all tooling, dies and molds set forth on Schedule 2.01(a);

(c) all rights of Sellers' in Contracts specifically listed on Schedule 3.14;

(d) all customer and prospect lists, manufacturing lists, vendor lists, and other lists and databases related to the SimpleChoice Business, in whatever form;

(e) all deposits made by Sellers and other prepaid assets and expenses in each case only to the extent related to the Contracts;

(f) all Business Intellectual Property, and the right to sue and/or collect royalties or damages for any infringement or misappropriation of Business Intellectual Property prior to the Closing Date;

(g) all manufacturing processes, documentation, designs, technical or scientific information (including technical files for the CE Mark), research materials and Specifications for SimpleChoice Products or related to the SimpleChoice Business, whether in hard or electronic format, including those manufacturing processes, information, material, documentation and Specifications described in Schedule 2.01(g);

(h) all of Sellers' rights under the Personnel Agreements listed on Schedule 2.01(h) to enforce the nondisclosure, inventorship and other obligations of such Personnel under such agreements solely to the extent they relate to the SimpleChoice Business;

(i) all of Sellers' rights under the Noncompete Agreements;

(j) the right to sue and/or collect damages for any claim related to the Purchased Assets or Assumed Liabilities; and

(k) all goodwill associated with the SimpleChoice Business or the Purchased Assets.

Section 2.02. Excluded Assets. Notwithstanding any provision in the Transaction Documents to the contrary, Buyer agrees that none of the assets, properties, rights or interests of Sellers other than those listed or described in Section 2.01 (the "Excluded Assets") shall be Purchased Assets, and Excluded Assets shall include without limitation:

(a) Subject to Section 5.07, all inventories of products, work-in-process, finished goods, raw materials, supplies and parts relating to the SimpleChoice Business;

(b) Subject to Section 5.05, all accounts receivable accrued or arising out of the operation of the SimpleChoice Business prior to the Closing Date;

(c) all cash, cash equivalents, bank deposits, certificates of deposit or similar cash items of Sellers;

(d) any Seller employee benefit plan and any trusts, insurance arrangements or other assets held pursuant to, or set aside to, fund the obligations of Sellers under, any such employee benefit plan;

(e) any and all of Sellers' insurance policies, binders and claims and rights thereunder and the proceeds thereof;

(f) all note receivables and inter-company receivables;

(g) Sellers' rights under the Personnel Agreements with Personnel other than those listed in Schedule 2.01(h) to enforce the nondisclosure, inventorship and other obligations of such Personnel under such agreements as to the business of Sellers other than the SimpleChoice Business;

(h) all Contractual Obligations other than the Contracts; and

(i) all other assets, properties and rights not listed or described in Section 2.01.

Section 2.03. Assumed Liabilities. Buyer hereby assumes and shall hereby thereafter pay, perform and discharge when due and payable (collectively, the "Assumed Liabilities") all Liability of Sellers or any of their Affiliates under the Contracts assumed by Buyer at Closing, but in each case only to the extent such Liabilities relate to Buyer's performance under the Contract after the Closing Date; provided, however, that if Buyer directs Pacific Pathways to commence production, Buyer hereby assumes the obligation under that certain purchase order #1000517 dated February 27, 2006 to Pacific Pathways.

Section 2.04. Excluded Liabilities. Notwithstanding any provision in this Agreement or any other writing to the contrary, Buyer is assuming only the Assumed Liabilities and is not assuming any other Liability of Sellers or their Affiliates of whatever nature, whether presently in existence or arising hereafter, including without limitation:

(a) Liability to Governmental Authority or any customer or supplier of Sellers or any other Person based on any alleged tort, breach of contract or other claim or cause of action arising from the SimpleChoice Products produced, manufactured or sold prior to Closing Date, whether or not products were used prior to the Closing Date;

(b) Liability for (i) Contractual Obligations not listed on Schedule 3.14, (ii) Contracts listed on Schedule 3.14 attributable to Sellers' performance for periods prior to, the Closing Date, or (ii) any agreement granting to any person a license, a royalty, or a first-refusal, first-offer or similar preferential right to purchase or acquire any Purchased Asset;

(c) Liability to any former or current employees, consultants or independent contractors of Sellers, their Affiliates or the SimpleChoice Business for any claim, obligation or payment related to the SimpleChoice Business, including without limitation, approximately $440,827 in promissory notes dated April 17, 2007 from SpectRx to three officers and a former officer representing unpaid salary note payments, Liability for Environmental, Health and Safety Requirements; under Personnel Agreements or for any other employment, consulting or other agreement with a former or current employee, consultant or independent contractor); for any collective bargaining agreement with any labor union; or for any Defined Benefit Plan.

(d) Liability arising out of the use of "SimpleChoice" as a d/b/a for Sellers and/or the SimpleChoice Business related to the business operated by Sellers and their Affiliates (including any winding down or post-Closing activities expressly permitted pursuant to this Agreement).

(e) Liability arising from a liquidation or dissolution of a Seller or its Affiliates, or Liability arising out of any claims by vendors, investors, former or current employees, creditors of Sellers or their predecessors or other Persons for nonpayment of Debts, including without limitation, trade or other payables or under any bulk sales laws;

(f) Seller's obligations under this Agreement or with respect to the transactions contemplated pursuant to this Agreement;

(g) Liability for Taxes, to former or current employees of Sellers or for employee benefit plans of Sellers, whether attributable to periods prior to, including or subsequent to the Closing Date, and whether attributable to the sale of Purchased Assets, the liquidation of a Seller, or otherwise;

(h) Liability for any of the Excluded Assets, including Liability for the disposal thereof;

(i) Liability for Debts and Liens on the Purchased Assets, including the Debt and Liens set forth on Schedule 3.06, which Liens and Debts shall be discharged and released by Sellers prior to Closing;

(j) all Debt of Sellers, their Affiliates or the SimpleChoice Business to any Person;

(k) any obligations or Liabilities arising out of the 2001 Transaction;

(l) Liability under the Termination Agreement and Release by and between Sellers and Facet Technologies, LLC dated February 25, 2003;

(m) Liability under a Distributor Agreement by and between SpectRx and SciTech, Inc. dated February 14, 2005;

(n) Liability for any infringement or misappropriation by any product sold by a Seller or any Affiliate, or any predecessor of a Seller or an Affiliate of a Seller, or any agreement that would restrict the ability of the Buyer from developing or distributing a product for market or sale anywhere; or

(o) Liability under the litigation filed by Accellent, Inc. (Docket Number 06C-19818-4) against SpectRx on December 6, 2006.

Any and all obligations and liabilities of Sellers not being specifically assumed by Buyer pursuant to Section 2.03 shall remain the obligation and responsibility of Seller, and Buyer shall not be responsible for (other than as specifically provided under indemnification obligations contained in this Agreement) any tort or other liability or obligation of any nature of Seller, whether matured or unmatured, fixed or contingent, known or unknown, arising out of occurrences prior to, at or after the Closing Date (collectively "Excluded Liabilities").

Section 2.05. Purchase Price. The purchase price for the Purchased Assets shall be Three Million Dollars (US $3,000,000) (the "Closing Payment") minus any portion, if any, of the Escrow Amount subject to the Escrow Agreement that is returned to the Buyer by the Escrow Agent pursuant to the terms of the Escrow Agreement (the "Purchase Price").

Section 2.06. Additional Payments.

(a) Sterling or SpectRx shall receive payments from Buyer on sales made after Closing by Buyer of any product covered by a valid claim of U.S. Patent No. 6,685,674, entitled "Infusion Hub Assembly and Fluid Line Disconnect System," or any existing or future divisionals, continuations, extensions, reissues and reexaminations thereof (the ""674 Patent" and such products, the "Covered "674 Products") until the expiration of the "674 Patent, as provided in this Section 2.06(a). Each calendar year and continuing until expiration of the "674 Patent, Buyer shall pay Sterling one-half of one percent (0.5%) on annual net sales of Covered "674 Products between Ten Million Dollars ($10,000,000) and Twenty Million Dollars ($20,000,000); three-fourths of one percent (0.75%) on annual net sales of Covered "674 Products between Twenty Million and One Dollars ($20,000,001) and Thirty Million Dollars ($30,000,000); and one and one-half percent (1.5%) of annual net sales of Covered "674 Products over Thirty Million and One Dollars ($30,000,001) (collectively, the "674 Payments"). The total "674 Payments shall not exceed One Million Dollars ($1,000,000) in any one (1) calendar year, and shall be payable annually within forty five (45) days after the end of the previous year. "674 Payments shall be subject to Audit Rights, provided that a party may exercise its Audit Rights no more than once per calendar year. Net sales shall mean gross sales, less discounts, rebates, uncollectible accounts, and refunds provided to customers for rejected goods. Any "674 Payments due to Sterling will be reduced by and may be set off against any sum that becomes payable to Buyer under Section 2.06(c) of this Agreement. This Section 2.06(a) and the obligations to make "674 Payments shall be binding on any successor to Buyer or to any successor-in-interest to the "674 Patent.

(b) In consideration for the royalties paid by SpectRx under Section 2.06(c), Buyer hereby grants an irrevocable, non-exclusive, transferable worldwide license (with the right to sublicense) to SpectRx, to make, use, sell, offer for sale, or import products covered by the claims of U.S. Patent No. 7,056,302 B2, entitled "Insertion Device for an Insertion Set and Method of Using the Same", or any existing or future divisionals, continuations, extensions, reissues, and reexaminations thereof (the "'302 Patent"), provided that such license shall be limited to products or devices that perform continuous glucose monitoring, and for no other purpose, product or device, including without limitation any device or product for fluid infusion. SpectRx shall provide written notice to Buyer of its intention to transfer or sublicense under this Section 2.06(b) at least thirty (30) days in advance of such transfer or sublicense, and SpectRx shall provide a copy to Buyer of such transfer or sublicense. Further, SpectRx shall require any transferee or sublicense to comply with all of the obligations imposed on SpectRx in Section 2.06(b) and Section 2.06(c) of this Agreement, including the patent marking requirement and the obligation to pay royalties to Buyer.

(c) Buyer shall receive payments from SpectRx on sales made after Closing by SpectRx or any sublicensee of any glucose monitoring product(s) covered by a valid claim of the '302 Patent (collectively, "Covered 302 Products"), as provided in this Section 2.06(c). Each calendar year, SpectRx shall pay Buyer one-half of one percent (0.5%) on net sales of such glucose monitoring products between Ten Million Dollars ($10,000,000) and Twenty Million Dollars ($20,000,000); three-fourths of one percent (0.75%) on net sales of any such glucose monitoring products between Twenty Million and One Dollars ($20,000,001) and Thirty Million Dollars ($30,000,000); and one and one-half percent (1.5%) of net sales of glucose monitoring products over Thirty Million and One Dollars ($30,000,001) (collectively, the "302 Payments"). The total '302 Payments shall not exceed One Million Dollars ($1,000,000) in any one (1) calendar year, and shall be payable annually within forty five (45) days after the end of the previous yearly period. '302 Payments shall be subject to Audit Rights, provided that a party may exercise its Audit Rights no more than once per calendar year. Net sales shall mean gross sales less discounts, rebates, uncollectible amounts, and refunds provided to customers for rejected goods. SpectRx shall mark all products covered by the '302 Patent in accordance with 35 U.S.C. § 287.

Section 2.07. Closing. The closing (the "Closing") of the purchase and sale of the Purchased Assets and the assumption of the Assumed Liabilities hereunder shall take place concurrently with the execution of this Agreement at the offices of Jones Day, 1420 Peachtree Street, Suite 800, Atlanta, Georgia 30309-3053 on the Effective Date. The Closing shall be effective as of 5:00 pm on the Effective Date. At the Closing:

(a) Buyer is delivering to Sellers the aggregate amount of $2,552,000, which represents the Closing Payment minus (i) the Escrow Amount and (ii) the amount of $3,000 representing 50% of the fees payable to the Escrow Agent, in immediately available funds by wire transfer to a bank account designated by Sellers.

(b) Sellers and Buyers are executing and delivering the Escrow Agreement to each other and the Escrow Agent.

(c) Buyer is delivering the Escrow Amount to the Escrow Agent in accordance with the Escrow Agent's instructions.

(d) Sellers are delivering a complete copy of each Consent and a copy of the termination or amendment to UCC financing statements in respect of the Purchased Assets.

(e) Sellers are executing and delivering to Buyer the Bill of Sale.

(f) Sellers and Buyer are executing and delivering the Assumption Agreement.

(g) Sellers and Buyers are executing and delivering the Assignment of Domain Name.

(h) Sellers and Buyer are executing and delivering the Intellectual Property Assignments.

(i) The Escrow Agent is executing and delivering the Escrow Agreement to Sellers and Buyer.

ARTICLE 3
Representations and Warranties of Seller

In order to induce Buyer to enter into and perform this Agreement, Sellers jointly and severally represent and warrant to Buyer that:

Section 3.01. Existence and Power.

(a) SpectRx is (i) duly organized, validly existing and in good standing, where applicable, under the laws of its jurisdiction of organization, (ii) duly qualified to do business and in good standing in each jurisdiction in which it owns or leases real property and in each other jurisdiction in which the failure to be so qualified has not had, and is not reasonably likely to have, a Material Adverse Effect, and (iii) has all powers and all material governmental licenses, authorizations, permits, consents and approvals required to carry on its respective businesses. As of the Effective Date and the Closing Date, SpectRx is the sole owner, beneficially and of record, of all of the one thousand (1000) issued and outstanding shares of Sterling.

(b) Sterling is (i) duly organized, validly existing and in good standing, where applicable, under the laws of its jurisdiction of organization, (ii) duly qualified to do business and in good standing in each jurisdiction in which it owns or leases real property and in each other jurisdiction in which the failure to be so qualified has not had, and is not reasonably likely to have, a Material Adverse Effect, and (iii) has all powers and all material governmental licenses, authorizations, permits, consents and approvals required to carry on its respective businesses.

Section 3.02. Corporate Authorization. The execution, delivery and performance by each Seller of each Transaction Document to which it is a party and the consummation of the transactions contemplated hereby and thereby are within each Seller's corporate powers and have been duly authorized by all necessary corporate action on the part of each Seller. Each Transaction Document, when duly executed and delivered by a Seller, will constitute a valid and binding agreement of such Seller, enforceable against such Seller in accordance with its terms.

Section 3.03. Governmental Authorization. The execution, delivery and performance by a Seller of each Transaction Document to which it is a party and the consummation of the transactions contemplated hereby and thereby require no action (including any authorization, consent or approval) by or in respect of, or filing with, any Governmental Authority.

Section 3.04. Noncontravention. The execution, delivery and performance by a Seller of each Transaction Document to which it is a party and the consummation of the transactions contemplated hereby and thereby do not and will not (i) violate the Organizational Documents of Seller, (ii) assuming compliance with the matters referred to in Section 3.03, violate in any respect any applicable law, rule, regulation, judgment, injunction, order or decree, (iii) assuming the obtaining of all Consents, constitute a default or breach under or give rise to any right of termination, cancellation or acceleration of any right or obligation or to a loss of any benefit relating to the SimpleChoice Business to which a Seller is entitled under any provision of any agreement or other instrument binding upon a Seller or (iv) result in the creation or imposition of any Lien on any Purchased Asset, except for Permitted Liens.

Section 3.05. Consents. Schedule 3.05 sets forth all consents, releases, approvals or other actions required by any Person as a result of the Sellers' execution, delivery and performance of this Agreement, including without limitation any consents, approvals, releases or other action under Contractual Obligations, Liens or Sellers' Debt (all such required consents, releases, approvals or other actions, the "Consents").

Section 3.06. Ownership; Liens. (a) Sterling and SpectRx own and hold all right, title and interest in and to the Purchased Assets, free and clear of any and all Liens except for Permitted Liens. Except for the Excluded Assets, the Purchased Assets constitute all of the assets related to the SimpleChoice Business. Except for the Excluded Assets, the Purchased Assets are the only assets used to produce the revenues set forth on the Financial Statements. The portion of the Purchased Assets constituting fixed assets are in good operating condition order and repair, reasonable wear and tear excepted. The SimpleChoice Products included in the Purchased Assets constitute all of the SimpleChoice Products in the field of subcutaneous fluid delivery which the Sellers and their Affiliates have developed, registered or had approved, marketed and/or sold in any country.

(a) No Purchased Asset is subject to any Lien other than as set forth on Schedule 3.06.

Section 3.07. Geographic Location. The physical Purchased Assets are located at the Sellers' facility in Norcross Georgia, or at such other address indicated on the Schedules set forth in Section 2.01.

Section 3.08. Financial Statements. Schedule 3.08 sets forth each of the following:

(a) the balance sheet of Sterling as at December 31, 2006 (respectively, the "Most Recent Balance Sheet," and the "Most Recent Balance Sheet Date"), December 31, 2005 and December 31, 2004 and the related statements of income or cash flow of Sterling for the fiscal years then ended, accompanied by any notes thereto (collectively, the "Year End Financials"); and

(b) the unaudited balance sheet of Sterling, including sales, payables and receivables, as at March 31, 2007 (the "Interim Financials" and together with the Year End Financials, collectively the "Financials").

Section 3.09. Compliance with GAAP, etc. The Financials (including any notes thereto) (i) are complete and correct and were prepared in accordance with the books and records of Sellers, (ii) have been prepared in accordance with GAAP, consistently applied (subject, in the case of the unaudited Financials, to normal year-end audit adjustments, the effect of which will not, individually or in the aggregate, be materially adverse and the absence of notes that, if presented, would not differ materially from those included in the Most Recent Balance Sheet) and (iii) fairly present the financial position of Sterling as at the respective dates thereof and the results of the operations of Sterling and changes in financial position for the respective periods covered thereby.

Section 3.10. Absence of Certain Changes. Since January 1, 2007, the SimpleChoice Business has been conducted only in the Ordinary Course of Business, and there has not been:

(a) any event, occurrence or development which has had, or is reasonably likely to have, a Material Adverse Effect;

(b) any damage, destruction, eminent domain taking or other casualty loss (whether or not covered by insurance) affecting the SimpleChoice Business or any Purchased Assets in any respect;

(c) any creation or other incurrence of any Debt or Lien on any Purchased Asset, other than the Debt incurred by the Sellers and their Affiliates pursuant to the Amended and Restated Loan Agreement and any Liens associated with such Amended and Restated Loan Agreement, which Liens will be released at Closing in accordance with Section 5.03;

(d) any material change in any method of accounting or accounting practice (including with respect to reserves) with respect to the SimpleChoice Business except for any such change required by reason of a concurrent change in GAAP;

(e) any amendment to the Organizational Documents of the Sellers;

(f) other than the approximately $440,827 in promissory notes from SpectRx dated April 17, 2007 to three officers and a former officer of SpectRx representing unpaid salary, any increase or alteration to the compensation payable or paid, or alteration in the timing or method of such payments, whether conditionally or otherwise, to any employee or consultant, other than in the Ordinary Course of Business; or any change or revocation of any material Tax election, change to methods of accounting for Tax purposes, settlement in respect of Taxes or agreement entered into with respect of Taxes with any Governmental Authority; or

(g) any other material adverse change in the Purchased Assets (taken as a whole) or the SimpleChoice Business, and to Sellers' Knowledge no event has occurred that could reasonably be expected to result in such a material adverse change; provided, however, that in no event shall any of the following be deemed to constitute such a material adverse change: any change or effect arising out of or attributable to (i) a decline or deterioration in the economy, the capital markets or Sellers' industry in general, (ii) this Agreement or the transactions contemplated hereby or the announcement thereof, or (iii) continued decline in sales of the SimpleChoice Products consistent with historical trends over the last twelve (12) months or (iv) the termination of the SimpleChoice Product line and cessation of sales thereof by Sellers prior to Closing.

Section 3.11. Industry News; Competitor Actions. Sellers have no Knowledge of anything in the industry in general, or with competitors in particular that have the effect of significantly devaluing the current SimpleChoice Products or those under development, or any of the Purchased Assets. To Sellers' Knowledge, there are no new products or products in development, intellectual property filings or potential intellectual property filings that would have a current or potential Material Adverse Effect on the SimpleChoice Business.

Section 3.12. SimpleChoice Products. Set forth on Schedule 1.01(b) are all of the SimpleChoice Products, noting, where applicable, those SimpleChoice Products where Regulatory Approvals have been applied for and/or received, and listing the approval obtained and the application made. For those SimpleChoice Products listed on Schedule 1.01(b) as receiving Regulatory Approvals, each such approval is in good standing, has not been revoked, rescinded, amended or modified, and no event has occurred or notification, complaint, FDA 483 Notice of Observations received by the Sellers from the FDA or any other Person that would, in any material respect, adversely affect or otherwise jeopardize the Regulatory Approval status of such SimpleChoice Product. Except as set forth on Schedule 1.01(b), there have been no mandatory or voluntary recalls of a SimpleChoice Product. No applications made or other materials submitted by the Sellers to the FDA contained an untrue statement of material fact, or omitted to state a material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading in any material respect.

Section 3.13. Quality of SimpleChoice Products. To Sellers' Knowledge, there are no defects in the SimpleChoice Products that would have the effect of breaching any warranties (express or implied) in the SimpleChoice Products currently or formerly manufactured.

(a) Sellers have not received any written claims, complaints or notices regarding damaged or defective SimpleChoice Products other than warranty claims in the Ordinary Course of Business that are recorded in the complaint log provided to Buyer.

(b) To Seller's Knowledge, the facilities where SimpleChoice Products are manufactured and the Specifications, processes, procedures and techniques related to manufacture of SimpleChoice Products comply, and at all times while SimpleChoice Products were being manufactured at such facilities, have complied, in all material respects, with the FDA's applicable quality system regulations and the applicable requirements of the European Community, including ISO 13485 (2003).

(c) Each of the SimpleChoice Products has received substantial equivalence determination under Section 510(k) of the FDC Act to the extent required for the manufacture or sale of such product. All of the 510(k)s for the SimpleChoice Business are listed on Schedule 3.13(d) and held by Sterling (collectively, the ("510(k)s").

(d) The operation of the facilities where the SimpleChoice Products have been manufactured has conformed in all material respects to European Community Directives, and with respect to SimpleChoice Products sold in member countries of the European Community, Seller was and is authorized to affix the CE Mark to each SimpleChoice Product sold in member countries of the European Community.

(e) Other than the FDA quality system regulations audit in May, 2006, which is not in Sellers' possession, Sellers have furnished Buyer with complete copies of all audit reports, including current audit reports. Sellers have not received any cGMPs reports, orders and other written notices and correspondence received from or sent to the FDA or any other equivalent Governmental Authority with respect to any facility where the SimpleChoice Products have been manufactured or with respect to the SimpleChoice Products for the last five (5) years.

Section 3.14. Contracts. Sellers have delivered to Buyer a correct and complete copy of each of the Contracts and Personnel Agreements, in each case, as amended or otherwise modified and in effect as of the date hereof. Except as disclosed in Schedule 3.14 and Schedule 2.01(h), each Contract and Personnel Agreement is a valid and binding agreement of Sellers, and is in full force and effect against Sellers in accordance with its terms. Sellers are not in default or breach in any respect under the terms of any such Contract or Personnel Agreement, nor to Sellers' Knowledge, any other party thereto. Purchase Order Nos. 100516 and 100517, each dated February 27, 2006, issued by Sterling to Pacific Pathways Medical Outsourcing Solutions are attached in Schedule 3.14. The purchase orders attached in Schedule 3.14 are the only purchase orders issued by Sterling with respect to its "SimpleChoice Pro Reservoir" project. Pursuant to Purchase Order No. 100516, upon payment by Sterling of $48,000, Pacific Pathways is obligated to produce tooling, develop process and deliver "Final Pilot Product", all as outlined in such purchase order. Sterling has no obligations under Purchase Order No. 100516 other than to pay $48,000, of which $43,988 has been paid as of the Closing Date and $4,024 will be paid by Sterling upon Closing. In addition, pursuant to Purchase Order No. 100516, upon Sterling's inspection, audit, testing, and approval of specified quality assurance program, regulatory filings, sterilization registration, sterilization validation and regulatory plan, pilot production samples, and related documentation, and all as outlined in such purchase order, Pacific Pathways is required to then commence production of products for resale under Purchase Order No 100517. Sterling has no obligations under Purchase Order No. 100517 other than to pay Pacific Pathways $152,000 as specified quantities are delivered each month over the twelve month period after approval of items noted in Purchase Order No. 100516. Except for $4,024 as provided under that certain purchase order #100517 dated February 27, 2006 to Pacific Pathways, Seller has paid all of its Liabilities under the Contracts and Personnel Agreements when due in accordance with the terms of such Contracts or Personnel Agreements. Sellers have not assigned any of its interest in any such Contracts or Personnel Agreements;

(a) other than the Contracts listed on Schedule 3.14, Sellers are not a party to any Contractual Obligation for the design or tooling of molds for, or the development, manufacture or sale of, SimpleChoice Products. Sellers are not a party to any Contractual Obligation that would restrict the use of the Purchased Assets; and

(b) the Sellers are not a party to a union agreement or collective bargaining agreement with respect to the SimpleChoice Business. Sellers have never maintained, participated in, or contributed to a Defined Benefit Plan.

Section 3.15. Litigation. Except as disclosed on Schedule 3.15, there are no written violation notices, demand letters, claims, actions, suits, arbitrations (legal or administrative), requests to take a license, patent notice letters, or other proceedings, investigations, requests or letter pending against, or to the Knowledge of Sellers', threatened in writing against Sellers, the Purchased Assets or the SimpleChoice Business brought by a Governmental Authority or Third Party that affects in any manner, (a) the SimpleChoice Business or any Purchased Asset, (b) the validity and enforceability of the Contracts; (c) the Regulatory Approvals for the SimpleChoice Products, (d) Seller's business of manufacturing and distributing the SimpleChoice Products or (e) challenges or seeks the rescission of this Agreement, or seeks to prevent, enjoin, alter or materially delay the consummation of the transactions contemplated hereunder.

Section 3.16. Compliance with Laws and Court Orders; Regulatory Approvals.

(a) To Sellers' Knowledge, they are not in violation of any Environmental, Health and Safety Requirements or Legal Requirements applicable to the Purchased Assets or the conduct of the SimpleChoice Business.

(b) Neither the Sellers have, nor to Sellers' Knowledge any of their directors, officers, employees or agents have, in the conduct of the SimpleChoice Business, directly or intentionally indirectly given, or agreed to give, any illegal gift, contribution, payment or similar benefit of value to any supplier, customer, governmental official or employee of another Person who was, is or may reasonably be considered to be in a position to help or hinder the SimpleChoice Business (or assist in connection with the consummation of any actual or proposed transaction involving the SimpleChoice Business) or made, or agreed to make, any illegal contribution, or reimbursed any illegal political gift or contribution made by any other Person, to any candidate for federal, state, local or foreign public office.

(c) Sterling has been duly granted all Regulatory Approvals required pursuant to applicable law for the manufacture, import, export, marketing and sale of the SimpleChoice Products as currently being conducted by the SimpleChoice Business. All such Regulatory Approvals are in effect on the Effective Date and are valid and in full force and effect (other than those permits that have expired or lapsed pursuant to their respective terms), and Sellers are not in breach or violation of, or default under, any such Regulatory Approvals. All books, records, files, correspondence and papers relating to such Regulatory Approvals are included in the Purchased Assets.

Section 3.17. Real Property. There is no real property owned or leased exclusively by the SimpleChoice Business, and no ownership of, and/or leasehold or possessory rights to any real property being transferred to Buyer.

Section 3.18. Intellectual Property.

(a) Schedule 3.18 contains a list of all Business Intellectual Property as to which applications have been filed and/or granted, and all divisionals, continuations, extensions, reissues, and reexaminations thereof. Each such item not marked as expired or abandoned on Schedule 3.18 is valid and subsisting. There are no agreements to which a Seller is or Sellers are a party and pursuant to which a Seller is or Sellers are authorized to use any Business Intellectual Property related to the SimpleChoice Business. There are no agreements as to which a Seller is or Sellers are a party and pursuant to which any Person other than Sellers is authorized to use any Business Intellectual Property. Schedule 3.18 further sets forth a list of domain names related to the SimpleChoice Business that are part of Business Intellectual Property.

(b) All of the Business Intellectual Property is owned by a Seller or the Sellers, except as set forth on Schedule 3.18.

(c) To Sellers' Knowledge, the products that have been developed, marketed, or sold, or are currently marketed or sold in the SimpleChoice Business do not infringe or misappropriate the intellectual property rights of any Person.

(d) Upon Closing, no Business Intellectual Property right is subject to any outstanding judgment, injunction, order, decree, agreement, or Lien restricting in any respect the use thereof by Seller with respect to the SimpleChoice Business or restricting in any respect the assignment, transfer, or licensing thereof by a Seller or Sellers to any Person.

(e) The Business Intellectual Property is valid and enforceable, except as marked as expired or abandoned on Schedule 3.18, and free of any dispute over ownership and inventorship.

(f) Neither a Seller nor Sellers have been sued or threatened with suit on any intellectual property related to the SimpleChoice Business, nor has a Seller or Sellers received any communication from any Person (besides Buyer) asserting or identifying rights in intellectual property against products sold by or under development by a Seller or Sellers in the SimpleChoice Business.

(g) Sellers have provided to Buyer all documents and information requested in the letter to SpectRx from Knobbe Martens Olson & Bear LLP dated March 13, 2007, to the extent that such documents and information exist.

(h) To Sellers' Knowledge, no Person has improperly taken Confidential Information relating to or involving the SimpleChoice Business or Business Intellectual Property from a Seller or Sellers.

Section 3.19. Environmental Matters. (i) No written notice, order, request for information, complaint or penalty has been received by Sellers and (ii) there are no judicial, administrative or other actions, suits or proceedings pending or to Sellers' Knowledge, threatened, in either case, which allege a material violation by Sellers of any Environmental, Safety and Health Regulation which relate to the Purchased Assets; and

(a) Sellers have obtained or caused to be obtained all Regulatory Approvals necessary for the Purchased Assets to comply, in all respects, with applicable Environmental, Health and Safety Requirements. Neither Sellers, and to Sellers' Knowledge nor Third Party contract manufacturers are in violation of any Regulatory Approvals or, with respect to the Purchased Assets, applicable Environmental, Health and Safety Requirements or Legal Requirements. There has been no written environmental audit conducted by, or for, in the possession of, Sellers.

Section 3.20. Finders' Fees. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Seller who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

Section 3.21. Insurance. Schedule 3.21 sets forth a list of all insurance policies of Sellers that cover any Purchased Asset. Except as set forth on Schedule 3.21, in the last five (5) years there have been no claims that relate to the Purchased Assets, or to Sellers' Knowledge, threatened, under any insurance policies that relate to the Purchased Assets.

Section 3.22. Customers. Schedule 3.22 sets forth a complete and accurate list of each of the customers of the SimpleChoice Business during the previous twenty-four (24) month period.

Section 3.23. Amended and Restated Loan Agreement. Upon the execution and delivery of the Second Amendment to the Amended and Restated Loan Agreement, all Liens created in favor of the Noteholders (as defined in the Amended and Restated Loan Agreement) in respect of the Purchased Assets shall be automatically terminated and released and the Noteholders will have no further claims of any nature whatsoever on or to the Purchased Assets. Pursuant to Section 5.5 of the Amended and Restated Loan Agreement, without the requirement of any further action on the part of any Person, SpectRx is authorized and empowered to, and to cause Sterling and any Affiliate to, take any and all action necessary or required to evidence or record any terminations or releases of all Liens against the Purchased Assets including but not limited to, the filing of any termination statements, partial release statements, or amendments to or in respect of all existing uniform commercial code financing statements or any other document, instrument or certificate. Sellers acknowledge that the representations of Sellers in this Section 3.23 are material representations of fact upon which Buyer strictly relied in consummating the transactions contemplated in this Agreement.

ARTICLE 4
Representations and Warranties of Buyer

Buyer represents and warrants to the Sellers:

Section 4.01. Existence and Power. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware and has all powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted.

Section 4.02. Authorization. The execution, delivery and performance by Buyer of each Transaction Document to which it is a party and the consummation of the transactions contemplated hereby and thereby are within the corporate powers of Buyer and have been duly authorized by all necessary action on the part of Buyer. Each Transaction Document to which it is a party, when duly executed and delivered by it, will constitute a valid and binding agreement of Buyer, enforceable against Buyer in accordance with its respective terms.

Section 4.03. Governmental Authorization. The execution, delivery and performance by Buyer of each Transaction Document to which it is a party and the consummation of the transactions contemplated hereby and thereby require no action (including any authorization, consent or approval) by or in respect of, or filing with, any Governmental Authority.

Section 4.04. Noncontravention. The execution, delivery and performance by Buyer of each Transaction Document to which it is a party and the consummation of the transactions contemplated hereby and thereby do not and will not (i) violate the Organizational Documents of Buyer, (ii) assuming compliance with the matters referred to in Section 4.03, violate any applicable law, rule, regulation, judgment, injunction, order or decree, (iii) require any consent or other action by any Person under, constitute a default or breach under or give rise to any right of termination, cancellation or acceleration of any right or obligation or to a loss of any benefit to which Buyer is entitled under any provision of any agreement or other instrument binding upon Buyer or (iv) result in the creation or imposition of any Lien on any asset of Buyer, except, in the cases of clauses (ii) through (iv), as would not prevent, enjoin, alter or delay, or impair the ability of Buyer to consummate, the transactions contemplated by the Transaction Documents.

Section 4.05. Litigation. There is no action, suit, investigation or proceeding pending against, or to the Knowledge of Buyer threatened against or affecting, Buyer before any court or arbitrator or any Governmental Authority which in any in any manner challenges or seeks the rescission of this Agreement or any of the Transaction Documents, or seeks to prevent, enjoin, alter or delay the consummation of the transactions contemplated hereunder or thereunder, or which would impair the ability of Buyer to consummate the transactions contemplated hereby and thereby.

Section 4.06. Finders' Fees. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Buyer who might be entitled to any fee or commission from Sellers or any of their Affiliates upon consummation of the transactions contemplated by this Agreement or any other Transaction Documents.

ARTICLE 5
Covenants

Section 5.01. Closing. Sellers will take all of the actions and deliver all the various certificates, documents and instruments described herein as being performed or delivered by Sellers.

Section 5.02. Notices and Consents. Sellers will give all notices to, make all filings with and use its commercially reasonable efforts to obtain all authorizations, consents or approvals from, any Governmental Authority or other Person. Buyer will give all notices to, make all filings with and use its commercially reasonable efforts to obtain all authorizations, consents or approvals from, any Governmental Authority or other Person.

Section 5.03. Release of Liens. At or prior to Closing, Sellers shall obtain the release of any Liens on any of the Purchased Assets and otherwise in respect of any Debt, other than Permitted Liens accepted by Buyer and specifically listed on Schedule 3.06. Without limiting the generality of the foregoing, at or prior to Closing, the Sellers shall, pursuant to Section 5.5 of the Amended and Restated Loan Agreement, deliver to Buyer all releases of all the Liens against the Purchased Assets set forth on Schedule 3.13(d) and shall file termination statements, partial release statements, or amendments to or in respect of all existing uniform commercial code financing statements or any other document, instrument or certificate before the Secretary of State of Delaware. Buyer shall make all filings before the U.S. Patent and Trademark Office and its foreign counterparts, as applicable.

Section 5.04. Transfer/Withdrawal of 510(k)s.

(a) Upon the request of Buyer, Sellers shall promptly transfer any and all of Seller's rights under the 510(k)s to Buyer or its designee by executing and delivering to Buyer the transfer letters and letter to the FDA, the forms of which are attached hereto as Exhibit G and by signing any other documents as may be required by the FDA to evidence or effectuate the conveyance and assignment of any 510(k). Buyer may request the transfer of 510(k)s in groups or individually at any time during a period of time starting six (6) months after the Closing Date and ending two (2) years after the Closing Date; provided that for any 510(k)s for which Sellers have not put products in the marketplace, Buyer may request such 510(k) to be transferred anytime after the Closing Date and ending two years after the Closing Date. Upon transfer of a 510(k) under this Section 5.04, the 510(k) shall automatically be considered a Purchased Asset. Upon transfer of a 510(k) under this Section 5.04, Buyer shall assume all Liability associated with such 510(k) accruing from Buyer's use of such 510(k) on and after the date of transfer and any such liability shall be deemed an Assumed Liability under this Agreement. Notwithstanding anything to the contrary in this Agreement, all Liability associated with 510(k)s and any products sold pursuant thereto prior to the date of transfer shall be considered Excluded Liabilities and shall remain the responsibility of Sellers.

(b) Sellers shall not transfer the 510(k)s any other Person, or permit any Lien on the 510(k)s. As long as Buyer's right to acquire the 510(k)s pursuant to clause (a) of this Section 5.04 is in effect, SpectRx shall not amend Section 5.5. of the Amended and Restated Loan Agreement in a manner that would prohibit Seller to assign the 510(k)s to Buyer or release the Liens thereon without any further action from the Noteholders (as defined in the Amended and Restated Loan Agreement).

(c) Upon the request of Buyer, Sellers shall promptly withdraw any and all 510(k)s and execute and submit a letter to the FDA notifying the FDA of such withdrawal, using the form of the withdrawal letter is attached hereto as Exhibit H.

Section 5.05. Accounts Receivable. Any sales made or accounts receivable generated between May 3, 2007 and the Closing Date shall be shared 50/50 by the Sellers and the Buyer ("Final Sales"). Sellers shall collect all monies from the Final Sales. Ninety (90) days after the Closing, Sellers shall provide Buyer with an accounting of Final Sales. Final Sales shall mean gross sales, less shipping expenses, discounts, rebates, and refunds provided to customers for rejected goods. One Hundred and Twenty (120) days after Closing Date, Sellers shall remit to Buyer, Buyer's percentage of monies from the Final Sales actually collected by Sellers as of such date. Payments on collections received by Sellers more than One Hundred Twenty (120) days after Closing Date shall be remitted to Buyer as and when received by Sellers. Payments under this Section shall be subject to one Audit Right per year.

Section 5.06. Equipment and Tooling Deliverables. On the date hereof, and coincident with the execution and delivery of this Agreement, Buyer has deposited into escrow with the Escrow Agent pursuant to the terms of the Escrow Agreement a portion of the Closing Payment in the aggregate amount of $445,000 (the "Escrow Amount"). The Escrow Amount is being deposited with the Escrow Agent to secure (a) the delivery to Buyer at its Salt Lake City, Utah facility of the equipment and tooling listed on the attached Schedule A to the Escrow Agreement (collectively, the "Equipment") at any time after the Effective Date but no later than August 8, 2007 (the "Equipment Delivery Period") and (b) an inspection of the Equipment and determination by Buyer, no later than 30 days after the end of Equipment Delivery Date, as to whether it will keep any of such Equipment. All right, title and interest in and to any of the items of Equipment that is not delivered to Buyer by the expiration Equipment Delivery Period ("Undelivered Equipment") will automatically revert back to the Sellers and the Undelivered Equipment shall not be Purchased Assets for purposes of the Transaction Documents. In the event that Buyer decides not to keep any items of Equipment that is delivered by the expiration of the Equipment Delivery Period (the "Unelected Equipment"), Buyer shall have the right to sell or scrap the Unelected Equipment, shall notify Sellers of its election to sell or to scrap such equipment within thirty days from the expiration of the Equipment Delivery Period, and shall sell or scrap such equipment by no later than December 31, 2007. If Buyer elects to sell the Unelected Equipment, Buyer shall send all of the proceeds of the sale to Sellers promptly after the consummation of such sale, including documentation evidencing the purchase price paid by the purchaser of such equipment. If Buyer elects to scrap the Unelected Equipment, Buyer shall send to Seller a certificate from a duly authorized officer of Buyer certifying that the equipment has been scraped, which shall include evidence from the Person retained by Buyer to dispose of the equipment that the equipment has been disposed and the date of the disposal.

Section 5.07. Inventory. Sellers shall cease all marketing, taking orders, sales and/or distribution of the SimpleChoice Products as of the Closing, other than shipments of Final Sales, which may be made by Sellers up until May 30, 2007. Sellers shall remove all content and information pertaining to the SimpleChoice Products from its websites and other marketing materials promptly after Closing but in no event later than twenty (20) days after Closing and for this purpose shall have the right to use the username and password for the domain name "mysimplechoice.com." No later than June 30, 2007, Sellers shall send a notice to Buyer stating that all remaining SimpleChoice Products inventory (including spare parts) has been destroyed by Sellers, at their expense, provided that Sellers may keep Twenty Thousand Dollars ($20,000) of SimpleChoice Products inventory strictly for safety stock, warranty replacement, quality assurance purposes, and to ship such inventory required to respond to or to address a warranty claim. All such safety, warranty replacement and quality assurance inventory shall be destroyed by Sellers at their expense upon the expiration date of the products, or otherwise required by Legal Requirements. Sellers shall destroy the inventory in accordance with all applicable Legal Requirements.

Section 5.08. Expenses. The costs and expenses (including legal, accounting, consulting, advisory and brokerage) incurred in connection with the transactions contemplated by this Agreement (the "Transaction Expenses") will be handled as follows: (a) Transaction Expenses of Sellers will be paid by Sellers and Buyer will not have any Liability in respect of the Transaction Expenses of Sellers; and (b) Transaction Expenses of Buyer will be paid by Buyer and Sellers will not have any Liability in respect of the Transaction Expenses of Buyer. Notwithstanding the foregoing sentence, Buyer will pay for the recording fees associated with the Intellectual Property Assignments and the Domain Name Assignments and the recording or filing fees to release of Liens on the Purchased Assets.

Section 5.09. Confidentiality. Sellers hereby agree with Buyer that neither Sellers, nor any of their Affiliates will, at any time on or after the Closing Date, directly or indirectly, without the prior written consent of Buyer, disclose or use, any Confidential Information involving or relating to the SimpleChoice Business; provided, however, that Seller or SpectRx will have the right to use such Confidential Information as reasonably necessary for six (6) months following the Closing Date for the purpose of taking any action required to respond to or address a warranty claim. Seller agrees that it will be responsible for any breach or violation of the provisions of this Section 5.09 by any of its Representatives.

Section 5.10. Publicity. No public announcement or disclosure will be made by any party with respect to the subject matter of this Agreement or the transactions contemplated by this Agreement without the prior written consent of Buyer and Sellers; provided, however, that the provisions of this Section 5.10 will not prohibit (a) any disclosure required by any applicable Legal Requirements (in which case the disclosing party will provide the other parties with the opportunity to review in advance the disclosure) or (b) any disclosure made in connection with the enforcement of any right or remedy relating to this Agreement or the transactions contemplated hereby.

Section 5.11. Noncompetition and Nonsolicitation.

(a) Sellers, for a period of five (5) years from and after the Closing Date, agree that Sellers and their Affiliates (other than Affiliates who are individuals) will not, engage directly or indirectly in, whether as owner, partner, investor, consultant, agent, employee or otherwise, the field of subcutaneous fluid delivery. Notwithstanding the foregoing, the restrictions under this Section 5.11(a) shall not prohibit Seller, or SpectRx, directly or indirectly, or through its Affiliates, from (i) continuing activities directly related to the winding-up of the Excluded Assets in accordance with this Article 5; or (ii) replacing any products sold prior to the Closing Date in the event of a warranty claim against Seller and (iii) effecting the acquisition of Sellers (or any of their Affiliates) by another Person with more than a 10% market share in the field of subcutaneous fluid delivery.

(b) Sellers, for a period of five (5) years from and after the Closing Date, agree that Sellers and their Affiliates (other than Affiliates who are individuals) will not, directly or indirectly, recruit, offer employment, employ, engage as a consultant, lure or entice away, or in any other manner persuade or attempt to persuade, any Person who is engaged in the field of subcutaneous fluid delivery to leave the employ of the Buyer, except that if any such Person is a former employee of Sellers or any of their Affiliates and leaves the employ of Buyer, then such Person may be employed by Sellers.

(c) Sellers and their Affiliates (other than Affiliates who are individuals) will not use (whether as owner, partner, investor, consultant, agent, employee or otherwise) the trademarks, d/b/a, brands or trade names that are Purchased Assets, including without limitation, "SimpleChoice" to market, brand or otherwise identify or associate with their business or any products or services after the Closing Date; provided; however, that Seller and SpectRx will have the right to use such trademark, d/b/a, brand or name for six (6) months following the Closing Date as reasonably necessary for the purpose of taking any action required to respond to or address a warranty claim.

(d) If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 5.11 is invalid or unenforceable, the parties hereto agree that the court making the determination of invalidity or unenforceability will have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement will be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

Section 5.12. Further Assurances. Subject to the terms and conditions of this Agreement, Buyer and Sellers agree to use their respective commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable laws and regulations to consummate the transactions contemplated by this Agreement. Buyer and Sellers agree to fully cooperate and execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement and to vest in Buyer good title to the Purchased Assets without any Liens, to enforce the rights of Sellers and Buyer against Personnel under the Personnel Agreements or to revert title to Sellers on the Undelivered Equipment. Without limiting the foregoing provisions of this Section 5.12, Sellers will fully cooperate, and will ensure that their respective current and former Personnel fully cooperate, in Buyer's efforts to apply for, prosecute, maintain, record, perfect, reexamine, reissue, and/or enforce any and all Business Intellectual Property, at no additional expense to Buyer and for no additional compensation to Sellers and/or their employees or Personnel.

ARTICLE 6
Tax Matters

Section 6.01. Tax Definitions. The following terms, as used herein, have the following meanings:

"Code" means the Internal Revenue Code of 1986, as amended.

"Pre-Closing Tax Period" means (i) any Tax period ending on or before the Closing Date and (ii) with respect to a Tax period that commences before but ends after the Closing Date, the portion of such period up to and including the Closing Date.

"Tax" means (i) any tax, governmental fee or other like assessment or charge of any kind whatsoever (including, without limitation, U.S. federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, property, sales, use, transfer, registration, and value added taxes and withholding on amounts paid to or by any Person), together with any interest, penalty, addition to tax or additional amount imposed by any Governmental Authority (a "Taxing Authority") responsible for the imposition of any such tax (domestic or foreign), or (ii) Liability for the payment of any amounts of the type described in (i) as a result of being party to any agreement or any express or implied obligation to indemnify any other Person or under law, as a transferee or successor, or otherwise.

Section 6.02. Tax Matters. Sellers hereby joint and severally represent and warrant to Buyer that:

(a) Sellers have timely paid all Taxes required to be paid on or prior to the date hereof, the non-payment of which would result in a Lien on any Purchased Asset.

(b) Sellers have established adequate reserves for the payment of, and will timely pay, all Taxes which arise from or with respect to the Purchased Assets or the operation of the SimpleChoice Business and are incurred in or attributable to the Pre-Closing Tax Period, the non-payment of which would result in a Lien on any Purchased Asset for which Buyer or any Affiliate could reasonably be expected to have any Liability.

(c) Sellers have withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other Third Party, to the extent that Buyer or any Affiliate could have any Liability for such Taxes.

(d) (i) All Tax returns, statements, reports and forms required to be filed with any Taxing Authority with respect to any Pre-Closing Tax Period, including any schedule or attachments thereto and any amendments thereof and including information returns (collectively, the "Returns"), have been timely filed, to the extent required to be filed on or before the date hereof; (ii) the Returns that have been filed are true and complete in all respects; (iii) all Taxes shown as due and payable on the Returns that have been filed and all other Taxes due and payable (whether or not shown on any Return) have been timely paid; (iv) there is no deficiency, adjustment, action, suit, proceeding, investigation, audit or claim now proposed or pending against or with respect to Sellers in respect of any Tax, and, to the Knowledge of Sellers, no claim has been made in any jurisdiction where Sellers do not file Returns that Sellers are or may be subject to taxation by that jurisdiction; and (v) there are no Liens for Taxes (other than Liens for Taxes not yet due) upon any of the assets of Sellers.

ARTICLE 7
Survival; Indemnification

Section 7.01. Indemnification.

(a) SpectRx and Sterling will jointly and severally indemnify and hold harmless Buyer and its Affiliates, and the Representatives of each of the foregoing Persons (each, a "Buyer Indemnified Person"), from, against and in respect of any and all actions, Liability, governmental orders, Liens, losses, damages, bonds, dues, assessments, fines, penalties, Taxes, fees, costs (including costs of investigation, defense and enforcement of this Agreement), expenses or amounts paid in settlement (in each case, including reasonable attorneys' and experts fees and expenses), whether or not involving a Third Party Claim (collectively, "Losses"), incurred or suffered by the Buyer Indemnified Persons or any of them as a result of, arising out of or directly or indirectly relating to:

(i) any breach of, or inaccuracy in, any representation or warranty made by a Seller or Sellers in this Agreement or in any document, Schedule, instrument or certificate delivered pursuant to this Agreement;

(ii) the nonperformance of any covenant or agreement of a Seller or Sellers in this Agreement, or in any document, Schedule, instrument or certificate delivered pursuant to this Agreement or part of the Purchased Assets to the extent such covenant or agreement is not an Assumed Liability; or

(iii) any Excluded Liabilities.

(b) The Buyer will indemnify and hold harmless Sellers and Sellers' Affiliates, and the Representatives of each of the foregoing Persons (each, a "Seller Indemnified Person"), from, against and in respect of any and all Losses incurred or suffered by the Seller Indemnified Persons or any of them as a result of, arising out of or relating to, directly or indirectly:

(i) any breach of, or inaccuracy in, any representation or warranty made by Buyer in this Agreement or in any document, Schedule, instrument or certificate delivered pursuant to this Agreement;

(ii) the nonperformance of any covenant or agreement of Buyer in this Agreement, or in any document, Schedule, instrument or certificate delivered pursuant to this Agreement;

(iii) the Assumed Liabilities; or

(iv) all obligations and liabilities to any Person or Governmental Authority relating to the production, manufacture or sale of SimpleChoice Products by Buyer after the Closing Date, including any product liability claims.

Section 7.02. Time for Claims. No claim may be made or suit instituted seeking indemnification pursuant to Section 7.01 unless a written notice describing such breach or inaccuracy in reasonable detail in light of the circumstances then known to the party seeking indemnification under Section 7.01 (the "Indemnified Party"), is provided to the party against whom indemnity is sought (the "Indemnifying Party"):

(a) at any time, in the case of any breach of, or inaccuracy in, the representations and warranties set forth in Section 3.01 (Existence and Power), Section 3.02 (Corporate Authorization), Section 3.06 (Ownership; Liens), Section 3.20 (Finders' Fees), Section 3.23 (Amended and Restated Loan Agreement), Section 4.01 (Existence and Power), Section 4.02 (Authorization), or Section 4.06 (Finders' Fees);

(b) at any time, in the case of any claim or suit based on Excluded Liabilities, Assumed Liability or any obligations or liabilities set forth in Section 7.01(b)(iv);

(c) at any time, in the case of the nonperformance of any covenant or agreement in this Agreement, or in any document, Schedule, instrument or certificate delivered pursuant to this Agreement;

(d) at any time prior to the thirtieth (30th) day after the expiration of the applicable statute of limitations (taking into account any tolling periods and other extensions) in the case of any breach of, or inaccuracy in, the representations and warranties set forth in Article 6 (Tax Matters); and

(e) at any time prior to December 31, 2008, in the case of any other claim seeking indemnification under Section 7.01 in this Agreement.

Sellers and Buyer understand that in the event notice of any claim for indemnification under Section 7.01 shall have been given within the applicable survival period, the representations, warranties and/or covenants that are the subject of such indemnification claim shall survive until such time as such claim is finally resolved.

Section 7.03. Limits on Amounts of Claims.

(a) Except as provided in the following sentence, no Party will have Liability for indemnification under Section 7.01 until the total of all Losses with respect to such matters exceeds $100,000 (the "Basket"), and once the $100,000 in Losses has been exceeded, such party will have Liability for indemnification for the total of all Losses incurred, including the first $100,000. Notwithstanding the preceding sentence, the Basket shall not apply to Liability relating to Section 7.01(a)(ii) (Covenants), Section 7.01(a)(iii) (Excluded Liabilities), Section 7.01(b)(ii) (Covenants), Section 7.01(b)(iii) (Assumed Liabilities) or Section 7.01(b)(iv)).

(b) Except as provided in the following sentence, each Party's aggregate Liability under Sections 7.01 is limited to the Purchase Price (the "Maximum Liability"). Notwithstanding the preceding sentence, the Maximum Liability shall not apply to Liability relating to Section 7.01(a)(ii) (Covenants), Section 7.01(a)(iii) (Excluded Liabilities), Section 7.01(b)(ii) (Covenants), Section 7.01(b)(iii) (Assumed Liabilities) or Section 7.01(b)(iv)).

Section 7.04. Third Party Claims.

(a) If any Third Party will notify an Indemnified Party with respect to any matter (a "Third Party Claim") which may give rise to an indemnified claim against an Indemnifying Party under this Article 7, then the Indemnified Party will promptly give written notice to the Indemnifying Party; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party will relieve the Indemnifying Party from any obligation under this Article 7, except to the extent such delay actually and materially prejudices the Indemnifying Party;

(b) The Indemnifying Party will be entitled to participate in the defense of any Third Party Claim that is the subject of a notice given by the Indemnified Party pursuant to Section 7.04(a). In addition, the Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel competent in relevant legal specialty reasonably satisfactory to the Indemnified Party so long as (i) the Indemnifying Party gives written notice to the Indemnified Party within fifteen days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any and all Losses the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (ii) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief against the Indemnified Party, (iii) the Indemnified Party has not been advised by counsel that an actual or potential conflict exists between the Indemnified Party and the Indemnifying Party in connection with the defense of the Third Party Claim and (iv) the Third Party Claim does not relate to or otherwise arise in connection with Taxes or any criminal or regulatory enforcement Action. The Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim; provided, however, that the Indemnifying Party will pay the fees and expenses of separate co-counsel retained by the Indemnified Party that are incurred prior to Indemnifying Party's assumption of control of the defense of the Third Party Claim.

(c) The Indemnifying Party will not consent to the entry of any judgment or enter into any compromise or settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party unless such judgment, compromise or settlement (i) provides for the payment by the Indemnifying Party of money as sole relief for the claimant, (ii) results in the full and general release of the Buyer Indemnified Persons or Seller Indemnified Persons, as applicable, from all liabilities arising or relating to, or in connection with, the Third Party Claim and (iii) involves no finding or admission of any violation of Legal Requirements or the rights of any Person and no effect on any other claims that may be made against the Indemnified Party.

(d) If the Indemnifying Party does not deliver the notice contemplated by clause (i) of Section 7.04(b) within fifteen (15) days after the Indemnified Party has given notice of the Third Party Claim, the Indemnified Party may defend the Third Party Claim in any manner it may deem appropriate, provided, however, that the Indemnified Party will not settle or compromise any Third Party Claim without first notifying the Indemnifying Party in order to give the Indemnifying Party the opportunity to assume the defense of the Third Party Claim and agree to indemnify the Indemnified Party from and against the entirety of any and all Losses the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Claim, provided that the Indemnified Party make settle or compromise a Third Party Claim and is not required to the Indemnifying Party notice if (i) the terms of such settlement or compromise release the Indemnified Party and the Indemnifying Party from any and all liability with respect to the Third Party Claim. The Indemnifying Party will be entitled (at the Indemnifying Party's expense) to participate in, but not control, the defense of any Third Party Claim with its own counsel.

(e) The Buyer and Sellers, each in their capacity as an Indemnifying Party, hereby consent to the non-exclusive jurisdiction of any court in which any Third Party Claim may be brought against any Indemnified Party for purposes of any claim which such Indemnified Party may have against such Indemnifying Party pursuant to this Agreement in connection with such Third Party Claim.

Section 7.05. Adjustments to Losses.

(a) In calculating the amount of any Loss, there shall be deducted any insurance proceeds actually received by the Indemnified Party from any insurance carrier offsetting the amount of such Loss. If the Indemnified Party recovers an amount from an insurance carrier in respect of a Loss that is the subject of indemnification hereunder after all or a portion of such Loss has been paid by the Indemnifying Party pursuant to this Article 7, the Indemnified Party shall promptly remit to the Indemnifying Party the excess (the "Insurance Excess"), if any, of (i) the amount paid by the Indemnifying Party in respect of such Loss plus the amount received from the insurance carrier in respect thereof, less (ii) the amount of such Loss. In the event the Indemnifying Party is entitled to any Insurance Excess from an Indemnified Party that is an Affiliate of a Party to this Agreement and such Affiliate does not promptly remit the Insurance Excess to the Indemnifying Party, such Party shall pay such Insurance Excess to the Indemnified Party. Nothing in this Section 7.05(a) requires an Indemnified Party to file an insurance claim for purposes of this Article 7.

(b) In calculating the amount of any Loss, there shall be deducted any reimbursement received by the Indemnified Party from any Third Party offsetting the amount of such Loss. If an Indemnified Party recovers an amount from a Third Party in respect of a Loss that is the subject of indemnification hereunder after all or a portion of such Loss has been paid by the Indemnifying Party pursuant to this Article 7, the Indemnified Party shall promptly remit to the Indemnifying Party the excess (the "Reimbursement Excess"), if any, of (i) the amount paid by the Indemnifying Party in respect of such Loss plus the amount received from the Third Party in respect thereof, less (ii) the full amount of such Loss. In the event the Indemnifying Party is entitled to any Reimbursement Excess from an Affiliate of the a Party to this Agreement and such Affiliate does not promptly remit the Reimbursement Excess to the Indemnifying Party, such Party shall pay such Reimbursement Excess to the Indemnified Party.

Section 7.06. Mitigation. Each Indemnified Party shall use its commercially reasonable efforts to mitigate any indemnifiable Loss. In the event an Indemnified Party fails to so mitigate an indemnifiable Loss, the Indemnifying Party shall have no Liability for any portion of such Loss that reasonably could have been avoided had the Indemnified Party made such efforts.

Section 7.07. Payment of Escrow Amount. Any claim by any of the Parties in respect of the payment or disbursement of the Escrow Amount shall not be subject to any of the limitations set forth in Section 7.02 (Time for Claims) and Section 7.03 (Limits on Amounts of Claims).

Section 7.08. Exclusive Remedy. The rights and remedies of Sellers and Buyer under this Article 7 are exclusive and in lieu of any and all other rights and remedies which Sellers and Buyer may have after the Closing under this Agreement or otherwise against each other with respect to the transactions contemplated hereby for monetary relief, other than claims, causes of action, rights and remedies arising from fraud or intentional misrepresentation and provided further that each Party may seek equitable remedies, including specific performance in accordance with applicable law as part of enforcing its indemnification rights but not to challenge the exclusivity of such remedies or the indemnification scope, the survival periods or monetary limits agreed to in this Article 7. Subject to the foregoing, Buyer and Sellers each expressly waive any and all other rights or causes of action it or its Affiliates may have against the other party or its Affiliates now or in the future under any Law with respect to the subject matter hereof.

ARTICLE 8
Miscellaneous

Section 8.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

if to Sellers, to:

SpectRx, Inc. and Sterling Mediviations, Inc.
c/o SpectRx, Inc.
4955 Avalon Ridge Parkway
Suite 300
Norcross, GA 30071
Attn: CEO
Facsimile: (770) 242-8639

with a copy to:

Jones Day
1420 Peachtree Street, Suite 800
Atlanta, Georgia 30309-3053
Attn: John E. Zamer
Facsimile: (404) 581-8330

If to Buyer, to:

ICU Medical, Inc.
951 Calle Amanceer
San Clemente, CA 92673
Attn: Chief Financial Officer
Facsimile No.: Fax: (949) 366-8368/4264

with a copy to:

Robinson & Cole LLP
280 Trumbull St.
Hartford, CT 06103
Attention: William T. Sellay
Facsimile No.: (860) 275-8299

and a copy to:

Knobbe Martens Olson & Bear LLP
2040 Main Street, 14th Floor
Irvine, CA 92614-3641
Attention: Paul Conover
Facsimile No.: (949) 760-9502

or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

Section 8.02. Amendments and Waivers. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.

(a) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 8.03. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. No Party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of each other Party hereto, including without limitation by any transfer of the stock of a Party, or by merger, change in control or otherwise by operational of law; provided that, Buyer may assign part or all of its rights hereunder to an Affiliate of Buyer.

Section 8.04. Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of New York, without regard to the conflicts of law rules of such state.

Section 8.05. Jurisdiction; Venue. Subject to Section 7.04(e), each party to this Agreement, by its execution hereof, (a) hereby irrevocably submits to the exclusive jurisdiction of the federal or state courts of the State of New York for the purpose of any action between the parties arising in whole or in part under or in connection with this Agreement and any of the other Transactions Documents (including the Escrow Agreement notwithstanding the provisions of Section 9 of the Escrow Agreement, which provides for non-exclusive jurisdiction), (b) hereby waives to the extent not prohibited by applicable law any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such action brought in one of the above-named courts should be dismissed on grounds of forum non conveniens, should be transferred or removed to any court other than one of the above-named courts, or should be stayed by reason of the pendency of some other proceeding in any other court other than one of the above-named courts, or that this Agreement or the subject matter hereof or any of the Transaction Documents or the subject matter thereof may not be enforced in or by such court and (c) hereby agrees not to commence any such action other than before one of the above-named courts. Notwithstanding the previous sentence a party may commence any action in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts, or to enforce any claims as to Business Intellectual Property against any Third Parties. Each party agrees that for any action between the parties arising in whole or in part under or in connection with this Agreement and any of the other Transaction Documents, such party bring actions only in the State of New York. Each party further waives any claim and will not assert that venue should properly lie in any other location within the selected jurisdiction.

Section 8.06. Counterparts; Effectiveness; Third Party Beneficiaries. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). No provision of this Agreement is intended to confer any rights, benefits, remedies or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

Section 8.07. Entire Agreement. The Transaction Documents constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement. That certain Confidentiality and Secrecy Agreement between Buyer and SpectRx dated June 19, 2006 and that certain letter dated March 26, 2007 from Buyer to SpectRx regarding Exclusive Dealing for Acquisition of Certain Assets of SpectRx are hereby terminated.

Section 8.08. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 8.09. No Merger or Continuation of SimpleChoice Business. Nothing herein shall be construed as a de facto merger between Seller or SpectRx and Buyer nor shall this acquisition of Purchased Assets by the Buyer constitute a continuation of the SimpleChoice Business.

IN WITNESS WHEREOF, the undersigned have caused this Asset Purchase Agreement to be duly executed by their respective authorized officers as of the Effective Date.

"SELLERS"

SPECTRX, INC.

By: /s/ Mark A. Samuels
Mark A. Samuels
Chairman and Chief Executive Officer

STERLING MEDIVATIONS, INC.

By: /s/ Mark A. Samuels
Mark A. Samuels
Chief Executive Officer

"BUYER"

ICU MEDICAL, INC.

By: /s/ Brian J. Herrman
Brian J. Herrman
Vice President